IPC Advisors, Inc. (formerly WWW Advisors, Inc.)
131 Prosperous Place, Suite 17
Lexington, KY 40509

Dear Sirs:

         IPC Funds (formerly WWW Trust) (the "Trust"), with respect to the series named on Schedule 1, as such Schedule may be renamed from time to time (the "Series"), herewith confirms its agreement with you as follows:

         The Trust desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Board of Trustees of the Trust (the "Board"). The Trust desires to employ you to act as its investment adviser and manager.

         In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Trust. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Trust's behalf in any such respect.

         Subject to the supervision and approval of the Trust's Board, you will manage the business affairs of the Trust including, but not limited to, providing investment management of the Series' portfolio in accordance with the Series' investment objectives and policies as stated in the Trust's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise the Series' investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Series' assets. You will furnish to the Trust such statistical information, with respect to the investments which a Series may hold or contemplate purchasing, as the Trust may reasonably request. The Trust wishes to be informed of important developments materially affecting any Series' portfolio and shall expect you, on your own initiative, to furnish to the Trust from time to time such information as you may believe appropriate for this purpose.


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IPC Advisors, Inc.
Page 2

         In performing your duties, you shall provide such office space, such bookkeeping, accounting, internal legal, clerical, secretarial and administrative services (exclusive of, and in addition to, any such services provided by any others retained by the Trust) and such executive and other personnel as shall be necessary for the operations of the Trust.

         You shall exercise your best judgment in rendering the services to be provided to the Trust hereunder, and the Trust agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered one or more Series, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Trust or a Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of your duties hereunder or by reason of your reckless disregard of your obligations or duties hereunder (hereinafter "Disabling Conduct").

         In consideration of services rendered pursuant to this Agreement, the Trust will pay you in accordance with the methodology described on Schedule 2 hereto. Net asset value shall be computed on such days and at such time or times as described in the Trust's then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of sales of a Series' shares to the end of the month during which such sales shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For the purpose of determining fees payable to you, the value of the Series' net assets shall be computed in the manner specified in the Trust's charter documents for the computation of the value of the Series' net assets.

         Your compensation shall be held in an interest-bearing escrow account with the Trust's custodian. If (i) a majority of the Series' outstanding voting securities approves this Agreement or another advisory agreement with you within 150 days of the effective date of this Agreement or (ii) pursuant to Article IX,
Section 5 of the Trust's Amended and Restated Declaration of Trust, the Series is terminated within 150 days of the effective date of this Agreement, then the amount in the escrow account attributable to the Series (including interest earned on such amount) shall be paid to you. If none of the events described in the preceding sentence occurs within 150 days of the effective date of this Agreement, you shall be paid, out of the escrow account, the lesser of: (i) any costs incurred by you in performing services for the Series under this Agreement (plus interest earned on such amount) or (ii) the total amount in the escrow account attributable to the Series (plus interest earned on such amount).



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IPC Advisors, Inc.
Page 3

         You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Trust will be borne by the Trust, except to the extent specifically assumed by you. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, fees of Board members who are not officers, directors or employees of you or your affiliates, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory, administrative and fund accounting fees, charges of custodians, transfer and dividend disbursing agents' fees, insurance premiums, industry association fees, outside auditing and legal expenses, costs of maintaining the Trust's existence, costs of independent pricing services, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of shareholders' reports and meetings, costs of preparing and printing prospectuses and statements of additional information, amounts payable under the Series' Distribution and Shareholder Servicing Plan (the "Plan") and any extraordinary expenses.

         The Trust understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Trust has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account.

         In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

         The Trust will indemnify you and each of your officers, directors, employees and agents (each, an "indemnitee") against, and hold each indemnitee harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) not resulting from Disabling Conduct by the indemnitee. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the indemnitee was not liable by reason of Disabling Conduct or
(ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of Disabling Conduct by (a) the vote of a majority of a quorum of Board members who are neither "interested persons" of the Trust nor parties to the proceeding





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IPC Advisors, Inc.
Page 4




("disinterested non-party Board members") or (b) an independent legal counsel in a written opinion. Each indemnitee shall be entitled to advances from the Trust for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Ohio General Corporation Law. Each indemnitee shall provide to the Trust a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Trust has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the indemnitee shall provide security in form and amount acceptable to the Trust for its undertaking; (b) the Trust is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party Board members, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Trust at the time the advance is proposed to be made, that there is reason to believe that the indemnitee will ultimately be found to be entitled to indemnification. No provision of this Agreement shall be construed to protect any Board member or officer of the Trust, or any indemnitee, from liability in violation of Sections 17(h) and (i) of the Investment Company Act of 1940, as amended (the "1940 Act").

         This Agreement shall be effective as of July 20, 2004. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of no more than 150 days following the effective date of this Agreement. This Agreement is terminable without penalty (i) on 10 calendar days' notice by the Trust's Board, (ii) on 10 calendar days' notice by vote of holders of a majority of the Series' shares, or (iii) upon not less than 90 days' notice by you. This Agreement will terminate (i) automatically in the event of its assignment (as defined in the 1940 Act) or (ii) upon the effective date of an advisory agreement that has been approved by a majority of the Series' outstanding voting securities within 150 days of the effective date of this Agreement.

         The Trust recognizes that from time to time your directors, officers and employees may serve as trustees, directors, partners, officers and employees of other business trusts, corporations, partnerships or other entities (including other investment companies), and that such other entities may include the name "WWW Internet" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the investment adviser to the Series designated "WWW Internet Fund", the Trust agrees that, at your request, the Trust will take all necessary action to change the name of the Series to a name not including "WWW Internet" in any form or combination of words.



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IPC Advisors, Inc.
Page 5

         You agree to act at all times as a fiduciary of the Trust and to further the interests of the Trust and its shareholders. In this regard, you agree to follow the instructions of the Trust's Board, including any instructions provided by a majority of those trustees who are not interested persons of the Trust, to the extent that such instructions are not inconsistent with the fiduciary duties that you owe to other persons.

         This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any Board member, officer or shareholder of the Trust individually.

         If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                                     Very truly yours

                                                     IPC FUNDS


                                                     By: /S/LAWRENCE S. YORK
                                                     -----------------------
                                                         Chairman
Accepted:

IPC ADVISORS, INC.


By:    JAMES D. GREENE
       --------------------
       Vice President
       8/18/04



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                                   SCHEDULE 1




                                 NAME OF SERIES

                                WWW Internet Fund

                                   SCHEDULE 2
                           MANAGEMENT FEE CALCULATION


         The Fund will pay you, at the end of each month, a monthly advisory fee calculated at an annual rate of 0.50% of the Fund's average daily net assets during such month.

                                   FORM N-SAR
                                 SIGNATURE PAGE



           This report is signed as of March 1, 2005, on behalf of the registrant, by the undersigned in his capacity as a trustee of the registrant.


                                      IPC Funds


                                      By:    /S/ ROBERT C. THURMOND
                                             ------------------------
                                             Robert C. Thurmond, Trustee